EXHIBIT 99.1


                        November 4, 1994



Mr. Eugene H. Bauer
Chairman and Chief Executive Officer
United Counties Bancorporation
Four Commerce Drive
Cranford, New Jersey  07016

Dear Mr. Bauer:

     This letter will confirm our mutual understanding that
Meridian Bancorp, Inc. ("Meridian") and United Counties
Bancorporation ("UCB") have agreed to amend and extend the letter of intent, dated August 30, 1994 (the "Letter of Intent"),
between Meridian and UCB as set forth below.
                    _________________________

     Meridian and UCB each agree that, notwithstanding anything to the contrary set forth in the Letter of Intent or otherwise, the Letter of Intent shall not terminate on November 6, 1994, but shall be extended until the close of business on December 12, 1994, except that the Letter of Intent is hereby amended in the following respects:

          1. The provisions of Section 10 of the Letter of Intent are hereby deleted.

          2. Section 12 of the Letter of Intent is hereby amended to read in its entirety as follows:

               "12.  Access.  The parties agree that
          they have satisfactorily completed their due diligence processes. Notwithstanding such completion, each party shall be permitted continuing access in the event of the occurrence of a significant corporate development for the purpose of reviewing information and data relating to such development."

          3.   The first date (November 6, 1994) included in the
Section 14(d) of the Letter of Intent is hereby changed to December 12, 1994.

          4. Section 17 of the Letter of Intent is hereby amended to read in its entirety as follows:

               "17.  Termination of Letter of Intent.
          Meridian and UCB shall promptly commence
          negotiation of a definitive merger agreement.
          This Letter of Intent will terminate upon
          execution by Meridian and UCB of the
          definitive merger agreement, or at the close
          of business on December 12, 1994 if the
          parties have not entered into the definitive
          merger agreement by that time and date."
                    _________________________

     Please signify your agreement to the foregoing by signing the enclosed copy of this letter and returning it to me.

                              Very truly yours,

                              MERIDIAN BANCORP, INC.


                              By/s/Samuel A. McCullough
                                        Samuel A. McCullough
                                        Chairman and Chief
                                        Executive Officer

Accepted and agreed this
4th day of November 1994.

UNITED COUNTIES BANCORPORATION

/s/ Eugene H. Bauer
Eugene H. Bauer, Chairman and
Chief Executive Officer